Exhibit 99.1

SMTC Corporation	NEWS RELEASE
www.smtc.com	Nasdaq: SMTX
investorrelations@smtc.com	Toronto Stock Exchange: SMX

FOR IMMEDIATE RELEASE

Monday,	August 15, 2005

SMTC Reports Second Quarter Results

Reports Consecutive Revenue Growth and Return to Profitability

TORONTO — August 15, 2005 — SMTC Corporation(1) (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, today reported revenue of $57.0 million and net income of $0.3 million, or $0.02 per share, for the second quarter ended July 3, 2005. This compares with revenue of $49.1 million and a net loss of $2.6 million, or $0.18 per share, for the previous quarter and revenue of $66.3 million and net income of $1.0 million, or $0.11 per share, for the quarter ended July 4, 2004. Net earnings for the second quarter of 2004 included earnings from discontinued operations of $0.8 million, or $0.09 per share. Revenue increased quarter over quarter by 16%, or approximately $7.9 million, resulting in a solid increase in earnings from continuing operations compared with the previous quarter and the second quarter of 2004.

Gross profit for the second quarter of 2005 was $4.8 million, or 8.4% of revenue, compared with $2.0 million, or 4.1% of revenue, for the previous quarter and $7.3 million, or 11.0% of revenue, for the second quarter of 2004.

The Company generated cash from operations of $3.7 million during the second quarter of 2005 compared with a use of cash from operations of $4.3 million and $5.3 million, respectively, during the first quarter of 2005 and the second quarter of 2004. Cash generated during the second quarter of 2005 was used to reduce long-term debt and capital lease obligations by $1.6 million and invest $2.1 million in capital assets. Amounts outstanding under the revolving credit facility at July 3, 2005 were $8.4 million compared with $9.3 million at April 3, 2005.

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“We are pleased with our results for the second quarter which came in slightly above our plan,” stated John Caldwell, President and Chief Executive Officer. “This is our second consecutive quarter of growth, the result of strong orders from both long standing and new customers and the positive effect of cost containment measures completed in previous quarters. We expect continuing growth for the balance of the year and improved bottom line performance. We wish to express our appreciation to our customers, suppliers and employees for their support through the Company’s transformation period and look forward to further progress in the quarters ahead.”

“This was a quarter of significant financial improvement across the board – returning to profitability, sequential growth, cash generation, improved working capital and debt reduction,” said Jane Todd, Senior Vice President and Chief Financial Officer. “We believe we have a solid financial base and capability which we can continue to grow the business.”

(1) Expressed in U.S. dollars

About the Company: SMTC Corporation is a global provider of advanced electronic manufacturing services. The Company’s electronics manufacturing, technology and design centers are located in Appleton, Wisconsin; Boston, Massachusetts; San Jose, California; Toronto, Canada; and Chihuahua, Mexico with a third party facility in Chang An, China. SMTC offers technology companies and electronics OEMs a full range of value-added services. SMTC supports the needs of a growing, diversified OEM customer base primarily within the industrial, networking, communications and computing markets. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on The Toronto Stock Exchange under the symbol SMX. Visit SMTC’s web site, www.smtc.com, for more information about the Company.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly

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expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For additional information, please contact:

Jane Todd

Senior Vice President Finance and Chief Financial Officer

(905) 479-1810

jane.todd@smtc.com

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Company Financials To Follow

SMTC CORPORATION

Consolidated Unaudited Statements of Earnings (Loss)

(US dollars, in thousands, except share and per share data)

	Three months ended		Six months ended
	July 3, 2005	July 4, 2004	July 3, 2005	July 4, 2004
Revenue	$57,036	$66,306	$106,146	$135,729
Cost of sales	52,284	58,966	99,393	121,542

Gross profit	4,752	7,340	6,753	14,187
Selling, general and administrative expenses	3,165	4,198	6,567	8,505
Amortization	—	1,158	—	2,330
Restructuring charges	75	—	179	—

Operating earnings	1,512	1,984	7	3,352
Interest	1,107	1,198	2,212	2,490

Earnings (loss) before income taxes and discontinued operations	405	786	(2,205)	862
Income tax expense	79	646	112	769

Earnings (loss) from continuing operations	326	140	(2,317)	93
Earnings from discontinued operations	—	837	—	837

Net earnings (loss)	$326	$977	$(2,317)	$930

Net earnings (loss) per share:
Basic from continuing operations	$0.02	$0.02	$(0.16)	$0.01
Earnings from discontinued operations	$—	$0.09	$—	$0.12

Basic	$0.02	$0.11	$(0.16)	$0.13
Diluted	$0.02	$0.11	$(0.16)	$0.13

Weighted average number of shares outstanding:
Basic	14,641,345	9,064,497	14,641,345	7,365,457
Diluted	14,641,345	9,067,794	14,641,345	7,378,800

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SMTC CORPORATION

Consolidated Balance Sheets

(US dollars, in thousands)

	July 3, 2005	December 31, 2004
	(unaudited)
Accounts receivable	$26,627	$23,856
Inventories	32,217	33,025
Prepaid expenses	1,804	1,702

	60,648	58,583

Capital assets	27,837	29,269
Other assets	3,024	4,729
Deferred income taxes	140	135

	$91,649	$92,716

Accounts payable	$29,684	$25,943
Accrued liabilities	10,310	13,738
Income taxes payable	1,063	1,571
Current portion of long-term debt	3,800	3,800
Current portion of capital lease obligations	1,795	1,897

	46,652	46,949

Long-term debt	32,605	30,091
Capital lease obligations	575	1,542

Shareholders' equity	11,817	14,134

	$91,649	$92,716

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